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                                                                    Exhibit 99.1

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
I(3) CONTACT:                                MEDIA CONTACTS:
Dr. Ira Lon Morgan, Chairman & CEO or        Douglas MacDougall or
Carl W Seidel, President                     Kari Lampka
International Isotopes Inc                   Feinstein Kean Partners Inc.
(940) 484-9492                               (617) 577-8110
www.radio-isotopes.com                       www.fkpi.com
www.nuclear-medicine.com
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     (a)         For Immediate Release


INTERNATIONAL ISOTOPES UPDATES INVESTORS ON 1999 FINANCIAL EXPECTATIONS AND CORPORATE STRATEGY

DENTON, TX, JULY 15, 1999 - INTERNATIONAL ISOTOPES INC. (NASDAQ: INIS, BSE: ITL) (I(3)), today updated investors on the Company's progress, and adjusted expectations for financial performance for fiscal year 1999. The Company expects that 1999 revenues will ramp up more slowly than initially anticipated. This is due primarily to modifications to customer product specifications and the underestimation of the time, cost and complexity of validation to meet cGMP and FDA requirements for gaining simultaneous state and federal regulatory approval for the multiple manufacturing facilities. As a result of the substantial revisions to 1999 projections, revenues are expected to increase, but the Company will continue to report operating losses this fiscal year.

Dr. Lon Morgan, Chairman and CEO of I(3), stated: "I(3)'s objective is to become the premier worldwide supplier of high quality radioisotope products for the diagnosis and treatment of cancer and other diseases. Toward that end, we have invested more than $50 million in the construction and acquisition of multiple manufacturing facilities and have made substantial progress by completing construction of several of our key facilities. In order to produce, sell and distribute products from these facilities, we must go through a series of cGMP and FDA required steps to test and validate all equipment and procedures as well as receive state and federal regulatory licensure and customer product validation."

Dr. Morgan continued: "The steps needed to move from development to commercialization have proven to be more costly and complex than expected, causing delays from our original timetable. For example, we experienced construction delays due to vendors and weather; we have identified the need to automate several of our labor-intensive operations to control cost of goods; and we have had to address multiple challenges in the installation and validation of equipment."

"Nonetheless, the market opportunity for radioisotope products for the nuclear medicine industry remains strong and continues to grow for both diagnostics and therapeutics. Moreover, the demand for our specific products is intense, with multiple potential customers awaiting product samples for validation and subsequent regulatory submissions. We are therefore adhering to our current business strategy, including the development of three discrete product lines in

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radioisotopes and pharmaceutical grade radiochemicals, brachytherapy sources, and contract manufacturing of finished radiopharmaceuticals," he said. "In order to achieve our revised timetable for product shipments, we will be immediately implementing a six-part action plan:

o First, we have realigned management responsibilities to concentrate on those products and efforts that will produce near-term revenues. The Board of Directors elected me to be Chairman, CEO and acting COO and has initiated a search for a permanent COO. This new position will be filled with an individual capable of leading the company through the transition from the development stage into the manufacturing stage of operations.

o Second, the Company is actively recruiting a senior regulatory professional to supervise regulatory and product validation processes.

o Third, we are aligning our senior staff into matrix management to make sure that we can achieve our new objectives in a timely fashion. President, Carl
     W. Seidel will concentrate his talents on brachytherapy medical device manufacturing, marketing, customer service, distribution and joint ventures; Executive Vice President, Tommy Thompson will focus his efforts on manufacturing radioisotopes and the automation of production processes; Vice President Gaylord King will be responsible for finished radiopharmaceutcals; and Vice President Homer Hupf, Ph.D. will concentrate on manufacturing finished radioisotopes, radiochemicals and pharmaceutical grade radiochemicals.

o Fourth, we have shifted our line management to a product-centered focus to deliver high quality products on a timely basis to our customers and potential customers. There are now seven (7) task groups, each of which is responsible for all key aspects of advancing particular products to the marketplace, including finished radiopharmaceuticals that utilize Thallium 201 and Iodine 125 (brachytherapy seeds), and radioisotopes which include Fluorine 18, Iodine 123, Thallium 201, Strontium 89, Indium 111, Nickel 63, Iridium 192 and other standard products currently scheduled for production.

o Fifth, we have implemented a cost control initiative, lead by CFO, Joan Gillett, that will review and carefully eliminate all manufacturing costs, inventory costs and current and future capital expenditures that are not directly related to the near-term production of products.

o Sixth, we are exploring the use of separate financing vehicles, including joint venture financing, to support any expanded operations and new product development required by our customers."

Dr. Morgan continued: "It is important to recognize that each of our three product groups has its own dynamics, its own regulatory pathway and its own timelines. Furthermore, until we obtain sufficient production to support operations, there will inevitably be quarter to quarter fluctuations in financial performance and forecasting will be extremely difficult. We, the management team, the Board of Directors and employees of I3, are confident and strongly believe in the promising future for International Isotopes. We appreciate your support in continuing to share that vision with us."

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International Isotopes Inc., headquartered in Denton, Texas, is initiating operations to be the premier supplier of finished radiopharmaceuticals, pharmaceutical grade radiochemicals, radioisotopes and brachytherapy devices used in nuclear medicine for diagnostics and therapeutic treatment of cancer and other diseases.

I(3) Safe Harbor Statement
Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the ability to meet time schedules, the need to raise additional capital, the development of competitive products by others and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update statements in this press release.

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